Exhibit 10.14
GENERAL MILLS, INC.
DEFERRED COMPENSATION PLAN
(Grandfathered)
1.	HISTORY AND PURPOSE

General Mills, Inc. (the “Company”) established the General Mills, Inc. Deferred Compensation Plan for a select group of the key management and highly compensated employees of the Company and its affiliates as a means of sheltering a portion of income from current taxation while accumulating resources for future investments or retirement. Under the Deferred Compensation Plan, Participants could defer cash incentives, common stock issued under the Company’s stock option plans, and restricted stock units issued under the Company’s various stock plans granting restricted stock.

This amended and restated version of the General Mills, Inc. Deferred Compensation Plan, the General Mills, Inc. Deferred Compensation Plan (Grandfathered) (the “Plan”) applies exclusively to amounts earned and vested (within the meaning of section 409A of the Internal Revenue Code (the “Code”) and regulations thereunder) before January 1, 2005, and is intended to be grandfathered from Code section 409A. No new deferrals may be made under this Plan after December 31, 2004. Deferrals made after 2004 are subject to the General Mills, Inc. 2005 Deferred Compensation Plan. It is further intended that no “material modification” be made to the Plan, as that term is used in Treasury Regulations governing §409A, whether by this amendment and restatement or otherwise.

In addition, this Plan is intended to be a successor plan with respect to certain liabilities on behalf of certain individuals who had deferred compensation accounts under the Nonqualified Deferred Plan for Pillsbury Management and the Pillsbury Deferred Compensation Program for Officers on U.S. Assignment immediately before April 1, 2002, which liabilities were transferred to the General Mills, Inc. Deferred Compensation Plan as a result of the merger of The Pillsbury Company and General Mills, Inc.

2.	ELIGIBILITY

An individual is a Participant in the Plan if, prior to January 1, 2005, such individual (i) was a Participant in the Executive Incentive Plan, as it was amended from time to time, (ii) was selected by management to participate in “Compensation Plus,” or (iii) had an individual agreement, approved by the Minor Amendment Committee, which provides for participation in this Plan, and elected to defer compensation or receipt of Common Stock pursuant to the provisions of any of these programs or the agreement. Notwithstanding the foregoing, the Minor Amendment Committee had the discretionary authority to exclude from participation employees or groups of employees of the Company who would otherwise have been eligible under this Plan. No new Participants shall become eligible under this Plan after December 31, 2004.

3.	PLAN ADMINISTRATION
(i)	Minor Amendment Committee. Except as provided below, this Plan shall be administered by the Minor Amendment Committee, which shall act by affirmative vote of a majority of its members. The Minor Amendment Committee shall appoint a secretary who may be but need not be one of its own members. The secretary shall keep complete records of the administration of the Plan. The Minor Amendment Committee may authorize each and any one of its members to perform routine acts and to sign documents on its behalf. To the extent necessary to maintain any exemption under Rule 16b-3 or any successor rule (“Rule 16b-3”) under the Securities Exchange Act of 1934 as to certain officers of the Company, the Compensation Committee of the Board of Directors (the “Committee”) shall administer certain portions of this Plan.

(ii)	Plan Administration.

Administration of the Plan shall consist of interpreting and carrying out the provisions of the Plan. The Minor Amendment Committee is endowed with the discretionary authority to interpret the terms of the Plan, determine the eligibility of employees to participate in the Plan, the rights of Participants in the Plan, the nature and amount of benefits to be received therefrom, and decide any disputes that may arise under the Plan. The Minor Amendment Committee may provide rules and regulations for the administration of the Plan consistent with its terms and provisions. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Minor Amendment Committee shall be final and conclusive for all Plan purposes.

(iii)	Claims Procedure.
(a)	Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Vice President, Compensation and Benefits at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)	Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Vice President, Compensation and Benefits. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)	Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Vice President, Compensation and Benefits and will clearly set forth:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
(d)	Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Minor Amendment Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Minor Amendment Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	Decision Upon Review. The Minor Amendment Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
A decision will be rendered no more than 60 days after the Minor Amendment Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Minor Amendment Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)	Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)	Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than six months following a final decision on the claim for benefits by the

Minor Amendment Committee. The six months limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
4.	DEFERRAL AND PAYMENT OF COMPENSATION

No deferrals may be made after December 31, 2004 under this Plan. Amounts that were deferred, and earned and vested (within the meaning of Code section 409A and regulations thereunder) prior to January 1, 2005 are subject to the following terms:
(i)	Cash Incentive Deferral Election. A Participant can elect to defer cash incentive compensation by completing and submitting to the Company a cash deferral election form by December 31 of each year. Such election shall apply to the Participant’s cash incentive compensation, if any, to be paid in the next calendar year. A Participant’s cash incentive deferral election may apply to:
(a)	100% of the cash incentive compensation,

(b)	any amount in excess of a specified dollar amount,

(c)	any amount up to a specified dollar amount, or

(d)	a specified percentage (in whole numbers) of the cash incentive compensation.
For purposes of this Plan, the term “cash incentive compensation” shall be deemed to include all amounts of cash compensation, whether or not otherwise classified as incentive compensation, as permitted to be deferred under this Plan by the Minor Amendment Committee.
(ii)	Stock Option Gain Deferral Election. A Participant can elect to defer receipt of Net Shares (defined below) of Common Stock resulting from a stock-for-stock exercise of an exercisable stock option issued to the Participant by completing and submitting to the Company an irrevocable stock option deferral election at least six months in advance of exercising the stock option (which exercise must be done on or prior to the expiration of the stock option) and, on or prior to the exercise date, delivering personally-owned shares equal in value to the option exercise price on the date of the exercise. At the time of the deferral election, the Participant can also choose to use some of the shares subject to the stock option to satisfy any FICA, Medicare or any other taxes due upon the exercise. “Net Shares” means the difference between the number of shares of Common Stock subject to the stock option exercise and the number of shares of Common Stock delivered to satisfy the exercise price less any shares used to satisfy FICA, Medicare or any other taxes due upon the exercise. A Participant may not revoke a stock option gain deferral election after it is received by the Company. A Participant may choose to defer receipt of all or only a portion of the Net Shares to be received upon exercise of a stock option. If only a portion of the Net Shares is deferred, the balance will be issued at the time of exercise.

(iii)	Restricted Stock/Restricted Stock Unit Deferral Election. A Participant can elect to defer receipt of the shares of Common Stock of the Company attributable to nonvested restricted stock or restricted stock units under the Company’s restricted stock plan(s) by completing and submitting to the Company an irrevocable restricted stock deferral election within the period specified by the Minor Amendment Committee on the applicable deferral election form and prior to the date such restricted stock or restricted stock units become vested as determined under the Company’s various stock plans granting restricted stock, as they may be amended from time to time. A Participant may not revoke a restricted stock or restricted stock unit deferral election after it is received by the Company. A Participant may choose to defer receipt of all or only a portion of the shares of Common Stock attributable to nonvested restricted stock or the restricted stock units that have been granted to the Participant by the Company. Any election to defer receipt of shares of Common Stock attributable to restricted stock shall result in the restricted stock being cancelled and replaced with the promise of the Company to pay deferred compensation (in the form of deferred restricted stock units) pursuant to the terms of the Plan.

(iv)	Distribution of Deferred Cash Incentive and Common Stock. Cash incentive compensation that is deferred under this Plan, plus any earnings thereon, shall be paid in cash. Stock option gain deferrals and any restricted stock and restricted stock unit deferrals shall be paid in shares of General Mills common stock. At the time of a Participant’s deferral election, a Participant must also select a distribution date and a form of distribution (i.e., lump sum vs. installments). The distribution date may be any date that is at least one year following: (1) in the case of cash incentive compensation, the date the cash incentive would otherwise be payable; (2) in the case of stock option gain deferrals, the exercise date for the related stock option; and (3) in the case of deferrals related to restricted stock or restricted stock units, the date such restricted stock or restricted stock units are otherwise vested under the terms of the Company’s various stock plans granting restricted stock, as they may be amended from time to time; provided that, in all cases, the Participant’s deferral election must provide that distribution shall be made or commenced no later than the date the Participant attains age 70.
A Participant may elect to have deferred cash amounts paid or Common Stock distributed, as the case may be, in a single payment or in substantially equal annual installments for a period not to exceed ten (10) years, or up to fifteen (15) years for elections made until December 31, 1985, or in another form requested by the Participant, in writing, and approved by the Minor Amendment Committee. Common Stock issuable under a single stock option grant or a single restricted stock or restricted stock unit grant shall have the same distribution date and form of distribution. Notwithstanding the above, the following provisions shall apply:
(a)	If the employment of a Participant terminates for any reason other than retirement at or after age 55 prior to the date any cash incentive compensation award would otherwise have been made, then any cash deferral election made with respect to such incentive compensation award shall not become effective.

(b)	If a stock option, as to which a Participant has made a stock option gain deferral election, terminates prior to the exercise date selected by the Participant, or if the Participant dies or fails to deliver personally-owned shares in payment of the exercise price, then the deferral election shall not become effective.

(c)	In the event of the voluntary resignation of a Participant (other than retirement at or after age 55 or if age plus years of service equals or exceeds 70) or a Company discharge due to a Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s policies or practices, distribution of all cash and Stock Units (as defined in Section 7(i) below) allocated to a Participant’s Deferred Cash Accounts or Deferred Stock Unit Accounts (as defined in Section 7(i) below) shall be paid the earlier of the date elected in the deferral election or the first business day of the calendar year next following the date of termination. The Minor Amendment Committee may, in its sole and complete discretion, require alternate distributions if it determines that such alternate distributions are in the best interest of the Company.

(d)	A Participant who is not within 12 months of an elected distribution date (or, in the case of installments, not within 12 months of the payment of the first installment) shall be permitted on no more than two occasions, to amend his/her previous election as to the timing and/or form of the distribution of the deferred amounts, providing his or her new distribution date (if applicable) is at least one year after the date of the distribution which would have been made in the absence of such election amendment(s).

(e)	A Participant may, at any time prior or subsequent to the commencement of cash benefit payments under this Plan, elect in writing to have his or her form of payment of any or all amounts due under this Plan changed to an immediate lump-sum distribution which shall be paid within one (1) business day of receipt by the Company of such request; provided that the amount of any such lump-sum distribution shall be reduced by an amount equal to the product of (X) the total lump-sum distribution otherwise payable (based on the value of the account as of the first day of the month in which the lump-sum amount is paid, adjusted by a pro-rata portion of the rate of return for the prior month in which the lump-sum is paid, determined by multiplying the actual rate of return on the last business day for such prior month by a fraction, the numerator of which is the number of days in the month in which the request is received prior to the date of payment, and the denominator of which is the number of days in the month), and (Y) the rate set forth in Statistical Release H.15(519), or any successor publication, as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading “Treasury Constant Maturities” for the first day of the calendar month in which the request for a lump-sum distribution is received by the Company.

(f)	A Participant may, at any time prior or subsequent to the commencement of distribution of Common Stock under this Plan, elect to have his or her form of distribution of any or all distributions of Common Stock to be made under this Plan changed to an immediate single distribution which shall be made within three (3) days of receipt by the Company of such request; provided, that the number of shares of Common Stock to be distributed in the single distribution shall be reduced by the number of shares equal in value to the product of (X) the number of Stock Units allocated to the Participant’s Deferred Stock Unit Account, (Y) the closing price of the shares of Common Stock as quoted on the New York Stock Exchange on the date of the request, and (Z) the rate set forth in Statistical Release H.15(519), or any successor publication published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading “Treasury Constant Maturities” for the first day of the calendar month in which the request for a single Common Stock distribution is received by the Company. Only whole numbers of shares will be issued, with any fractional share amounts paid in cash.

(g)	At the time elected by the Participant for distribution of Common Stock attributable to allocations under the Participant’s Deferred Stock Unit Account, the Company shall issue to the Participant, within three (3) days of the date of distribution, shares of Common Stock equal to the number of Stock Units credited to the Deferred Stock Unit Account. Prior to distribution and pursuant to any rules the Committee may adopt, a Participant may authorize the Company to withhold a portion of the shares of Common Stock to be distributed for the payment of all federal, state, local and foreign withholding taxes required to be collected in respect of the distribution.
(v)	Rabbi Trust. The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations as to deferred compensation under the Plan and certain other plans of deferred compensation of the Company. In the event of a “Change in Control” (as defined in Section 11 below), the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all cash benefits payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

(vi)	Common Stock Distribution. In the event of a Change of Control, shares of Common Stock and cash attributable to Stock Units and dividend equivalents credited to each Participant’s Deferred Stock Unit Account shall be immediately distributed to the Participant.

(vii)	Vesting of Matching Contributions. In connection with the transfer of deferred compensation liabilities under the Nonqualified Plan for Pillsbury Management and the Pillsbury Deferred Compensation Program for Officers on U.S. Assignment, except as provided in individual written agreements, all deferred amounts attributable to credited Company matching contribution deferrals made under such plans and interest thereon, which amounts are held in a Participant’s Deferred Account were fully vested as of April 1, 2002 for those Participants who were employed by the Company on April 1, 2002.
5.	DEFERRED CASH ACCOUNTS AND INVESTMENT RETURNS ON AMOUNTS IN DEFERRED ACCOUNTS

A deferred cash incentive compensation account (“Deferred Cash Account”) will be established on behalf of each Participant electing to defer cash incentive compensation under Section 4(i) above, and the amount of deferred cash incentive compensation will be credited to each Participant’s Deferred Cash Account as of the first of the month coincident with or next following the month in which the deferral becomes effective. Each Participant’s Deferred Cash Account will be credited monthly with a “rate of return” on the total deferred cash incentive amount accruing as of the first of the month coincident with or next following the date deferred cash incentive compensation is credited to the Participant’s Deferred Cash Account. Such “rate of return” shall be based upon the actual investment performance of 401(k) Savings Plan funds or portfolios established under a qualified benefit plan maintained by the Company which the Minor Amendment Committee may establish as an available rate of return under this Plan. Participants may elect to have any combination of the above “rates of return” accrue on amounts in their Deferred Cash Account, from 1% to 100%, provided that the sum of the percentages attributable to such rates with respect to each account equals 100%. A Participant may change the “rate(s) of return” to be credited to his or her Deferred Cash Account as of the first day of any month by notifying the Company, in writing, of such election by the last business day of the preceding month.

Each Participant’s Deferred Cash Account will be credited monthly with the “rate(s) of return” elected by the Participant until the amount in each Participant’s Deferred Cash Account is distributed to the Participant on the distribution date(s) elected by the Participant.

6.	COMPANY CONTRIBUTIONS TO DEFERRED ACCOUNTS

With respect to cash incentive compensation, deferred restricted stock or restricted stock units under this Plan which, in the absence of a deferral hereunder, would have been included as “earnable compensation” under the 401(k) Savings Plan, additional deferrals shall be credited to Participants as follows, without regard to Code limitations:

(i)	Deferred Cash Accounts

Base Allocation. As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant’s Deferred Cash Account will be credited with an additional amount that will equal the value of the “Base Allocation” (as that term is defined in the 401(k) Savings Plan), which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the 401(k) Savings Plan in such year.

Variable Allocation. In addition, as soon as practicable following the end of each fiscal year of the Company, each Participant’s Deferred Cash Account will be credited with an additional amount that will equal the value of the “Variable Allocation” (as that term is defined in the 401(k) Savings Plan), if any, which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the 401(k) Savings Plan in such year.

(ii)	Deferred Stock Unit Accounts

Base Allocation. As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant’s Deferred Stock Unit Account will be credited with additional Stock Units in an amount equal to the value of the “Base Allocation” (as that term is defined in the 401(k) Savings Plan), which would have been allocated to the Participant if the Participant had contributed the cash equivalent of such deferred restricted stock or restricted stock units to the 401(k) Savings Plan in such year.

Variable Allocation. In addition, as soon as practicable following the end of each fiscal year, each Participant’s Deferred Stock Unit Account will be credited with Stock Units in an amount equal to the value of the “Variable Allocation” (as that term is defined in the 401(k) Savings Plan, if any, which would have been allocated to the Participant if the Participant had contributed the cash equivalent of such restricted stock or restricted stock units to the 401(k) Savings Plan in such year.

(iii)	Impact on General Mills International Retirement Plan

Company contributions under this Section 6 shall not be made as to deferrals that were included in a Participant’s earnable compensation under the General Mills International Retirement Plan or to accounts established for the benefit of the Participants in the Pillsbury Deferred Compensation Program for Officers on U.S. Assignment.
7.	DEFERRED STOCK UNIT ACCOUNTS AND DIVIDEND EQUIVALENTS
(i)	A deferred stock unit account (“Deferred Stock Unit Account”) will be established for each stock option grant covered by a Participant election to defer the receipt of Common Stock under Section 4(ii) above and, for each Net Share deferred, a Stock Unit (“Stock Unit”) will be credited to the

Deferred Stock Unit Account as of the date of the stock option exercise. In addition, a Deferred Stock Unit Account will be established for each grant of restricted stock or restricted stock units covered by a Participant election to defer under Section 4(iii) above and, for each share of Common Stock of the Company attributable to deferred restricted stock or restricted stock units, a deferred Stock Unit will be credited to the Participant’s Deferred Stock Unit Account. Participants may make elections, which shall become effective six months after they are made, either to receive dividend equivalent cash amounts on Stock Units currently or to have the amounts reinvested. If the amounts are reinvested, on each dividend payment date for the Company’s Common Stock, the Company will credit each Deferred Stock Unit Account with an amount equal to the dividends paid by the Company on the number of shares of Common Stock equal to the number of Stock Units in the Deferred Stock Unit Account. Dividend equivalent amounts credited to each Deferred Stock Unit Account shall be used to hypothetically “purchase” additional Stock Units for the Deferred Stock Unit Account at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the dividend date. The Minor Amendment Committee may, in its sole discretion, direct either that all dividend equivalent amounts be paid currently or all such amounts be reinvested if, for any reason, such Committee believes it is in the best interest of the Company to do so. If the Participant fails to make an election, the dividend equivalent amounts shall be reinvested.

(ii)	The Plan governs the deferral of receipt of Common Stock issuable upon the exercise of stock options of the Company. The stock options are governed by the stock option plan under which they are granted. The Plan also governs the deferral of restricted stock and restricted stock units issued by the Company. The granting of restricted stock and restricted stock units are governed by the Company’s various stock plans granting restricted stock, as they may be amended from time to time. No stock options, restricted stock, restricted stock units, or shares of Common Stock are authorized to be issued under the Plan. Participants who elect under the Plan to defer the receipt of Common Stock issuable upon the exercise of stock options and Participants who elect under the Plan to defer shares of Common Stock attributable to restricted stock or the receipt of restricted stock units will have no rights as stockholders of the Company with respect to allocations made to their Deferred Stock Unit Account(s) except the right to receive dividend equivalent allocations under Section 7(i) above.

(iii)	If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to the number of shares credited to an account. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions.
8.	FINANCIAL HARDSHIP PAYMENTS

In the event of a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the Participant or a member of the Participant’s immediate family, a Participant may apply to receive a distribution, including a distribution of Common Stock related to allocations of Stock Units under his or her Deferred Stock Unit Accounts earlier than initially elected. Subject to Section 3(i), the Minor Amendment Committee may, in its sole discretion, either approve or deny the request. The determination made by the Minor Amendment Committee will be final and binding on all parties. If the request is granted, the distributions will be accelerated only to the extent reasonably necessary to alleviate the financial hardship.

9.	DEATH OF A PARTICIPANT

If the death of a Participant occurs before a full distribution of the Participant’s Deferred Cash Account(s) or Deferred Stock Unit Account(s) is made, a single distribution shall be made to the beneficiary designated by the Participant to receive such amounts. This distribution shall be made as soon as practical following notification that death has occurred. In the absence of any such designation, the distribution shall be made to the personal representative, executor or administrator of the Participant’s estate.

10.	IMPACT ON OTHER BENEFIT PLANS

The Company may maintain life, disability, retirement and/or savings plans under which benefits earned or payable are related to earnings of a Participant.

Life and disability plan benefits will generally be based upon the earnings that a Participant would have earned in a given calendar year in the absence of any deferral hereunder.

Retirement benefits under a qualified pension plan maintained by the Company or an affiliate will be based upon earnings actually paid to a Participant during any given Plan year. If a person terminates employment with a right to a vested benefit under a qualified plan maintained by the Company or an affiliate, and if the actual income for pension purposes was reduced because of a cash deferral under this Plan, the Company will provide a supplemental pension equal to the difference between the actual benefit payable from the pension plan and the benefit that such Participant would have been received had income not been deferred. If such a supplemental benefit is due, such benefit would be subject to all of the provisions and payable in accordance with the terms and conditions of the Supplemental Retirement Plan of General Mills, Inc. This supplemental retirement benefit will not apply to Participants who terminate before becoming vested under the qualified pension plan.

11.	NON-ASSIGNABILITY OF INTERESTS

The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Minor Amendment Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate. Notwithstanding the foregoing, in the event a Participant has received an overpayment from the Supplemental Retirement Plan of General Mills, Inc., as grandfathered prior to January 1, 2005, and has failed to repay such amounts upon written demand of the Company, the Company shall be authorized and empowered, at the discretion of the Company, to deduct such amount from the Participant’s Deferred Cash Account(s) under this Plan.

12.	AMENDMENTS TO PLAN

The Company, or if specifically delegated, its delegate, reserves the right to suspend, amend or otherwise modify or terminate this Plan at any time, without notice. However, this Plan may not be suspended, amended, otherwise modified, or terminated after a Change in Control without the written consent of a majority of Participants determined as of the day before such Change in Control occurs. A “Change in Control” means:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b), and (c) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (a) or (b) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this Plan to the contrary and except as provided in Section 3(i), the Minor Amendment Committee may, in its sole discretion, direct that distributions be made before such distributions are otherwise due to be made if, for any reason (including, but not limited to a change in the tax or revenue laws of any foreign jurisdiction or the United States of America, a published ruling or similar announcement issued by the Internal

Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a foreign or United States court of competent jurisdiction involving a Participant or beneficiary), such Committee believes that Participants or their beneficiaries have recognized or will recognize income for federal income tax purposes with respect to distributions that are or will be distributed to such Participants under the Plan before such distributions are scheduled to be paid. In making this determination, the Minor Amendment Committee shall take into account the hardship that would be imposed on Participants or their beneficiaries by the payment of federal income taxes under such circumstances.
13.	CONTROLLING LAW

Except to the extent superseded by the laws of the United States, the laws of Minnesota shall be controlling in all matters relating to the Plan.

14.	EFFECTIVE DATE AND PLAN YEAR

This Plan became effective as of May 1, 1984. It shall operate on a calendar year basis thereafter. The Plan was amended and restated effective as of January 1, 1986; and amended as of February 9, 1987; July 1, 1987; June 21, 1990; April 29, 1991; May 1, 1991; November 15, 1991; December 15, 1992, December 1, 1994, January 1, 1995, June 3, 1996, November 7, 1996, March 31, 1998 and December 1, 1999. The Plan was again amended and restated effective as of January 1, 2001, and as of April 1, 2002; and amended as of January 27, 2003. The Plan is amended and restated as of January 1, 2005.

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